PHILLIPS

INVOICE

Masterworks Gallery, LLC as agent for
Masterworks Cayman, SPC acting on behalf of its
102 Segregated Portfolio
225 Liberty Street
New York, NY 10281

Account No: [redacted]
Invoice No: [redacted]
Paddle No: [redacted]
Tax Resale No:

Sale Title
20th Century & Contemporary Art Evening Sale

Sale Date
17-Nov-2021

Sale Number
NY010721

Auctioneer
Henry Highley (2008889)

Lot No	Description	Hammer	Buyer's Premium	Total Amount
[redacted]		1,250,000.00	292,500.00	$1,542,500.00

Total Amount Payable	**$1,542,500.00**
Sales Tax	**$0.00**
Total Amount Due	**$1,542,500.00**

Payment Terms:
Due by 2/15/2022
90 day terms

Ship to:
Delaware Freeport
111 Alan Drive
Newark, DE 19711

PLEASE NOTE THAT THE PAYMENT IS DUE IMMEDIATELY AND MUST BE MADE BY THE INVOICED PARTY

Bank Transfer Details: Signature Bank, 485 Madison Avenue, New York, NY 10022, for the account of Phillips Auctioneers LLC, Account No. [redacted], ABA Routing No. [redacted], SWIFT: [redacted]

The purchase of the lots listed above is subject to the Conditions of Sale set out in the auction catalogue for the above referenced sale.

For information on the Buyer's Premium, please see the Buyer's Guide found on the Phillips website www.phillips.com